Exhibit 10.64

Form of Convertible Bond Hedge Transaction Agreement entered into by SBA Communications Corporation with Citibank, N.A. and Deutsche Bank AG, London Branch

From:

Telephone:

Facsimile:

March 20, 2007

To: SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, Florida 33487

Attention: Tom Hunt

Telephone No.:

Facsimile No.:

Re:	Convertible Bond Hedge Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between [                    ] (“Bank”) and SBA Communications Corporation (“Counterparty”) on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for this Transaction.

The definitions and provisions contained in the 1996 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein have the meanings assigned to them in the Offering Memorandum dated March 20, 2007 (as supplemented, the “Offering Memorandum”) relating to the USD 350,000,000 principal amount of 0.375% Convertible Senior Notes due 2010, (the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty pursuant to an Indenture to be dated March 26, 2007 between Counterparty and U.S. Bank National Association, as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Bank as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. For the avoidance of doubt, references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Bank and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Bank and Counterparty had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	March 20, 2007

Option Style:	“Modified American”, as set forth under “Exercise and Valuation” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Bank

Shares:	The Class A common stock of Counterparty, par value USD 0.01 per Share (Exchange symbol “SBAC”)

Number of Options:	The number of Convertible Notes in denominations of USD 1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Notes. For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder. In no event will the Number of Options be less than zero.

Option Entitlement:	As of any date, a number of Shares per Option equal to the Conversion Rate (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Section 10.03, or to Section 10.04(g) or (h) of the Indenture), for each Convertible Note.

Strike Price:	As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards), equal to USD 1,000 divided by the Option Entitlement.

Applicable Percentage:

Number of Shares:	The product of the Number of Options and the Option Entitlement and the Applicable Percentage.

Premium:

Premium Payment Date:	March 26, 2007

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	The principal exchange(s) for options contracts or futures contracts, if any, with respect to the Shares

Exercise and Valuation:

Potential Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date”, as defined in the Indenture, of Convertible Notes (such Convertible Notes, the “Relevant Convertible Notes” for such Conversion Date).

Required Exercise on Conversion Dates:	On each Conversion Date for Relevant Convertible Notes, a number of Options equal to the number of Relevant Convertible Notes in denominations of USD 1,000 principal amount submitted for conversion on such Conversion Date in accordance with the terms of the Indenture shall be automatically exercised, subject to Notice of Exercise and Notice of Settlement Method below.

Exercise Period:	The period from and excluding the Trade Date to and including the Expiration Date.

Expiration Date:	The earlier of (x) last day on which any Convertible Notes remain outstanding and (y) the maturity date of the Convertible Notes.

Scheduled Trading Day:	As such term is defined in Section 1.01 of the Indenture.

Multiple Exercise:	Applicable.

Minimum Number of Options:	1

Maximum Number of Options:	Number of Options

Integral Multiple:	Not Applicable

Automatic Exercise:	As provided above under “Required Exercise on Conversion Dates”.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Options,

(a) if Physical Settlement applies, Counterparty must notify Bank in writing before 5:00 p.m. (New York City time) on the second Scheduled Trading Day immediately following the Conversion Date for the Relevant Convertible Notes, which notice shall specify (i) the number of Options being exercised and (ii) the Conversion Date; and

(b) if Cash Settlement or Combination Settlement applies, Counterparty must notify Bank in writing before 5:00 p.m. (New York City time) on the Scheduled Trading Day immediately preceding the scheduled first day of the Settlement Period (as defined in the Indenture) for the Relevant Convertible Notes, which notice shall specify (i) the number of Options being exercised, (ii) the scheduled first day of the Settlement Period, and (iii) if Combination Settlement applies, the Fixed Cash Amount or Percentage Cash Amount (each as defined in the Indenture) applicable to the settlement of the conversion of such Relevant Convertible Notes; provided that with respect to Options relating to Relevant Convertible Notes with a Conversion Date on or following the thirty-fifth (35th)

Scheduled Trading Day prior to the Expiration Date (the “Final Conversion Period”), such Notice of Exercise need only specify the number of Options being exercised and the Fixed Cash Amount or Percentage Cash Amount, if applicable.

Settlement Terms:

Physical Settlement:	Notwithstanding anything to the contrary in the Equity Definitions, means that Counterparty has elected to deliver only Shares to satisfy the Conversion Obligation (as defined in the Indenture) in connection with the conversion of the Relevant Convertible Notes.

Cash Settlement:	Notwithstanding anything to the contrary in the Equity Definitions, means that Counterparty has elected to deliver only cash to satisfy the Conversion Obligation in connection with the conversion of the Relevant Convertible Notes.

Combination Settlement:	Means that Counterparty has elected to deliver a combination of Shares and cash to satisfy the Conversion Obligation in connection with the conversion of the Relevant Convertible Notes.

Notice of Settlement Method:	Counterparty initially elects Physical Settlement to settle its Conversion Obligation (as defined in the Indenture). If Counterparty chooses to elect a different method of settlement, Counterparty must notify Bank the newly chosen settlement method no later than the earlier of (i) 5:00 p.m. (New York City time) on the second Scheduled Trading Day immediately following the Conversion Date for the Relevant Convertible Notes to which the newly chosen settlement method is going to apply and (ii) 5:00 p.m. (New York City time) on the Scheduled Trading Day immediately preceding the Final Conversion Period; provided that it shall be a condition to Counterparty’s election of Cash Settlement or Combination Settlement that at the time of such election Counterparty and each of its affiliates is not, and Counterparty hereby represents and covenants that at such time neither of them will be, in possession of any material non-public information with respect to Counterparty.

Settlement Date:	Subject to the delivery of a Notice of Exercise and, to the extent applicable, a Notice of Settlement Method, to Bank, the date Shares and/or cash are required to be delivered with respect to the Relevant Convertible Notes under the terms of the Indenture; provided that if Physical Settlement applies, the Settlement Date shall be the date Shares and/or cash would have been required to be delivered if Combination Settlement applied to the settlement of such Relevant Convertible Notes.

Delivery Obligation:

In lieu of the obligations set forth in Sections 5.1 and 6.1 of the Equity Definitions, and subject to Notice of Exercise and Notice of Settlement Method above, in respect of an Exercise Date,

Bank will deliver to Counterparty, on the related Settlement Date,

(a) if Physical Settlement applies, a number of Shares equal to the product of the Applicable Percentage and the lesser of (i) the aggregate number of Shares (and cash in lieu of fractional Shares, if any, resulting from rounding of such aggregate number of Shares based on the VWAP (as defined in the Indenture) on the Conversion Date) that Counterparty would have been obligated to deliver to the holder(s) of the Relevant Convertible Notes if Counterparty elected Combination Settlement and specified a Fix Cash Amount of USD 1,000 pursuant to Section 10.02(b) of the Indenture and (ii) the excess of (x) the aggregate number of Shares that Counterparty is obligated to deliver to the holder(s) of the Relevant Convertible Notes pursuant to Section 10.02(b)(1) of the Indenture over (y) the number of Shares equal to (a) USD 1,000 divided by (b) the Last Reported Sale Price (as defined in the Indenture) on the final Settlement Period Trading Day (as defined in the Indenture) of the applicable Settlement Period as if Counterparty elected Combination Settlement;

(b) if Combination Settlement applies, (i) a number of Shares equal to the product of the Applicable Percentage and the aggregate number of Shares that Counterparty is obligated to deliver to the holder(s) of the Relevant Convertible Notes pursuant to Section 10.02(b)(3) of the Indenture and (ii) an amount of cash equal to the product of the Applicable Percentage and the excess, if any, of (A) the amount of cash (including cash in lieu of fractional Shares, if any, resulting from rounding of such aggregate number of Shares based on the VWAP on the last day of the relevant Settlement Period) that Counterparty is obligated to deliver to the holder(s) of the Relevant Convertible Notes pursuant to Section 10.02(b)(3) of the Indenture over (B) the principal amount of the Relevant Convertible Notes being converted on such Conversion Date; and

(c) if Cash Settlement Applies, an amount equal to the product of the Applicable Percentage and the excess, if any, of (i) the cash that Counterparty is obligated to deliver to the holder(s) of the Relevant Convertible Notes pursuant to Section 10.02(b)(2) of the Indenture over (ii) the principal amount of the Relevant Convertible Notes being converted on such Conversion Date (in each case, such Shares and/or cash collectively, the “Convertible Obligation”);

provided that, in call cases, the Delivery Obligation shall be determined excluding any Shares or cash (including cash in lieu of fractional Shares) that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Notes as a direct or indirect result of any adjustments to the Conversion Rate pursuant to Section 10.03 or Section 10.04(g) or (h) of the Indenture and any interest payment that the Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Notes. For the avoidance of doubt, if Cash Settlement applies and the Daily Conversion Value, as defined in the Indenture, for each of the Settlement Period Trading Days, as defined in the Indenture, occurring in the relevant Settlement Period, is less than or equal to 1/30th of USD 1,000, Bank will have no delivery obligation hereunder in respect of such Exercise Date.

Notice of Delivery Obligation:	As applicable and no later than the later of (a) the relevant Exercise Date and (b) the Exchange Business Day immediately following the last day of the Settlement Period, Counterparty shall give Bank notice of the final number of Shares and/or the amount of cash comprising the relevant Convertible Obligation; provided that, with respect to any Exercise Date occurring during the Final Conversion Period, Counterparty may provide Bank with a single notice of the aggregate number of Shares and/or the amount of cash comprising the Convertible Obligations for all such Exercise Dates (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise, as set forth above, in any way).

Payment Upon Combination Settlement:	If Combination Settlement is applicable, in lieu of obligations set forth in Sections 5.1 and 6.1 of the Equity Definitions, Counterparty shall pay Bank on the related Settlement Date in immediately available funds an amount in cash equal to the product of (i) the Applicable Percentage and (ii) the excess, if any, of (a) the product of the relevant number of Options being exercised and USD 1,000 over (b) the amount of cash Counterparty is obligated to deliver to the holder(s) of the Relevant Convertible Notes pursuant to Section 10.02(b)(3) of the Indenture.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 6.6, 6.7, 6.8, 6.9 and 6.10 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Combination Settled” to the extent Combination Settlement is applicable. “Combination Settled” in relation to any Option means that Combination Settlement is applicable to that Option.

Failure to Deliver:	Applicable

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 9.1(e) of the Equity Definitions, a “Potential Adjustment Event” means any occurrence of any event or condition, as set forth in Section 10.04 of the Indenture that would result in an adjustment to the Conversion Rate of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Conversion Rate pursuant to Section 10.03 or Section 10.04(g) or (h) of the Indenture.

Method of Adjustment:	Calculation Agent Adjustment, and means that, notwithstanding Section 9.1(c) of the Equity Definitions, upon any adjustment to the Conversion Rate of the Convertible Notes pursuant to the Indenture (other than Section 10.03 and Sections 10.04(g) and (h) of the Indenture), the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction.

Extraordinary Events applicable to the Transaction:

Merger Events:	Notwithstanding Section 9.2(a) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 10.05 of the Indenture.

Consequence of Merger Events:	Notwithstanding Section 9.3 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided however that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in Section 10.03 of the Indenture.

4. Calculation Agent:                                                     Bank.

5. Account Details:

(a)	Account for payments to Counterparty:

To be provided by Counterparty

Account for delivery of Shares to Counterparty:

To be provided by Counterparty

(b)	Account for payments to Bank:

Account for delivery of Shares from Bank:

6. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Bank for the Transaction is:

7. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, Florida 33487

Attention: Tom Hunt

Telephone No.:

Facsimile No.:

(b)	Address for notices or communications to Bank:

To:

Attention:

Telephone:

Facsimile:

To:

Attention:

Telephone:

Facsimile:

8. Representations and Warranties of Counterparty

The representations and warranties of Counterparty set forth in Section 3 of the Purchase Agreement (the “Purchase Agreement”) dated as of the Trade Date among Counterparty, Lehman Brothers Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. (collectively, the “Initial Purchasers”) are true and correct and are hereby deemed to be repeated to Bank as if set forth herein. Counterparty hereby further represents and warrants to Bank that:

(a)	Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, or breach or constitute a default under any agreements and contracts of Counterparty and the significant subsidiaries filed as exhibits to Counterparty’s Annual Report on Form 10-K for the year ended December 31, 2006, incorporated by reference in the Offering Memorandum.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws.

(d)	It is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.

(e)	It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or an “accredited investor” as defined under the Securities Act.

(f)	Each of it and its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Counterparty.

(g)	Counterparty represents that it is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101

9. Other Provisions:

(a)	Opinions. Counterparty shall deliver to Bank an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation.

(b)	Amendment. If the Initial Purchasers exercise their right to purchase additional Convertible Notes as set forth in the Purchase Agreement, then, at the discretion of Counterparty, Bank and Counterparty will either enter into a new confirmation or amend this Confirmation to provide for such increase in Convertible Notes (but on pricing terms acceptable to Bank and Counterparty) (such additional confirmation or amendment to this Confirmation to provide for the payment by Counterparty to Bank of the additional premium related thereto).

(c)	No Reliance, etc. Each party represents that (i) it is entering into the Transaction evidenced hereby as principal (and not as agent or in any other capacity); (ii) neither the other party nor any of its agents are acting as a fiduciary for it; (iii) it is not relying upon any representations except those expressly set forth in the Agreement or this Confirmation; (iv) it has not relied on the other party for any legal, regulatory, tax, business, investment, financial, and accounting advice, and it has made its own investment, hedging, and trading decisions based upon its own judgment and upon any view expressed by the other party or any of its agents; and (v) it is entering into this Transaction with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks.

(d)	Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Bank a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the quotient of (x) the Number of Shares divided by (y) the number of Counterparty’s outstanding Shares (such quotient expressed as a percentage, the “Option Equity Percentage”) would be (i) greater than 6.0% or (ii) 0.5% greater than the Option Equity Percentage included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Bank and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Bank’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Bank with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Bank with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of this Transaction.

(e)	Regulation M. Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (“Exchange Act”), of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Exchange Business Day immediately following the Trade Date, engage in any distribution other than those described in this paragraph.

(f)	No Manipulation. Counterparty is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(g)	Number of Repurchased Shares. Counterparty represents that it could have purchased Shares, in an amount equal to the product of the Number of Options and the Option Entitlement, on the Exchange or otherwise, in compliance with applicable law, its organizational documents and any orders, decrees and contractual agreements binding upon Counterparty, on the Trade Date.

(h)	Board Authorization. Each of this Transaction and the issuance of the Convertible Notes was approved by its board of directors and publicly announced, solely for the purposes stated in such board resolution and public disclosure and, prior to any exercise of Options hereunder, Counterparty’s board of directors will have duly authorized any repurchase of Shares pursuant to this Transaction. Counterparty further represents that there is no internal policy, whether written or oral, of Counterparty that would prohibit Counterparty from entering into any aspect of this Transaction, including, but not limited to, the purchases of Shares to be made pursuant hereto.

(i)	Transfer or Assignment. Neither party may transfer any of its rights or obligations under the Transaction without the prior written consent of the non-transferring party; provided that Bank may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to any of its affiliates whose obligations hereunder would be guaranteed by [ ]; provided further that Bank may transfer or assign all or any portion of its rights or obligations under this Transaction without consent of Counterparty to any third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (i) the credit rating of Bank at the time of the transfer and (ii) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and Bank. If after Bank’s commercially reasonable efforts, Bank is unable to effect a transfer or assignment on pricing terms reasonably acceptable to Bank and within a time period reasonably acceptable to Bank of a sufficient number of Options to reduce (i) Bank’s “beneficial ownership” (within the meaning of Section 16 of the Exchange Act and rules promulgated thereunder) to 7.5% of Counterparty’s outstanding Shares or less or (ii) the Option Equity Percentage to 9.0% or less, Bank may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that (i) its “beneficial ownership” following such partial termination will be equal to or less than 7.5% or (ii) the Option Equity Percentage following such partial termination will be equal to or less than 9.0%. In the event that Bank so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the Terminated Portion, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of paragraph 9(p) shall apply to any amount that is payable by Bank to Counterparty pursuant to this sentence). Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Bank to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, Bank may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Bank’s obligations in respect of this Transaction and any such designee may assume such obligations. Bank shall be discharged of its obligations to Counterparty to the extent of any such performance.

(j)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Bank’s hedging activities hereunder, or due to inability to borrow Shares to deliver to Counterparty at a rate of borrowing less than 35 basis points, Bank reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Bank on the Settlement Date for the Transaction, Bank may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(a)

in such notice, Bank will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date on a payment versus delivery basis;

(b)	the aggregate number of Shares that Bank will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Bank would otherwise be required to deliver on such Nominal Settlement Date; and

(c)	if the Combination Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Combination Settlement terms will apply on each Staggered Settlement Date, except that the Shares will be allocated among such Staggered Settlement Dates as specified by Bank in the notice referred to in clause (a) above.

(k)	Damages. Neither party shall be liable under Section 6.10 of the Equity Definitions for special, indirect or consequential damages, even if informed of the possibility thereof, except as specifically set forth otherwise herein.

(l)	Early Unwind. In the event the sale of Convertible Notes is not consummated with the Initial Purchasers for any reason or Counterparty fails to deliver to Bank opinions of counsel to Counterparty as required pursuant to Section 9(a) by the close of business in New York on March 26, 2007 (or such later date as agreed upon by the parties) March 26, 2007 or such later date as agreed upon being the “Early Unwind Date”), this Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Bank and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that, other than to the extent the Early Unwind Date occurred as a result of the breach of the Purchase Agreement by the Initial Purchasers, Counterparty shall reimburse Bank for any costs or expenses (including market losses) relating to the unwinding of its hedging activities in connection with the Transaction (including any loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position). Bank shall notify Counterparty of such amount and Counterparty shall pay such amount in immediately available funds on the Early Unwind Date. Bank and Counterparty represent and acknowledge to the other that, subject to the proviso included in this paragraph, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(m)	Method of Delivery. Without the consent of Counterparty, Bank may assign its rights and obligations hereunder to make or receive cash payments and transfer of Shares and other related rights to one or more entities, including, but not limited to, [ ], that are wholly-owned, directly or indirectly, by [ ], or any successor thereto (each, a “Bank Affiliate”), where Counterparty shall have recourse to Bank in the event of the failure by a Bank Affiliate to perform any of such obligations hereunder.

(n)	Additional Provisions.

(i) Section 9.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the third line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the period at the end of subsection (ii) thereof and inserting the following words therefor “ or (C) at Bank’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii) Notwithstanding Section 9.7 of the Equity Definitions, everything in the first paragraph of Section 9.7(b) of the Equity Definitions after the words “Calculation Agent” in the third line through the remainder of such Section 9.7 shall be deleted and replaced with the following:

“based on an amount representing the Calculation Agent’s determination of the fair value to Counterparty of an option with terms that would preserve for Counterparty the economic equivalent of any payment or delivery (assuming satisfaction of each applicable condition precedent) by the parties in respect of the relevant Transaction that would have been required after that date but for the occurrence of the Nationalization or De-Listing Event, as the case may be.”

(iii) Notwithstanding anything to the contrary in this Confirmation, if any of the following events occurs, (1) Bank shall have the right to designate such an event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, and (2) Counterparty shall be deemed the sole Affected Party and the Transaction shall be deemed the sole Affected Transaction:

(a) At any time during the period from and including the Trade Date, to and including the Expiration Date, the Shares cease to be listed or quoted on the Exchange (a “Share De-listing”) for any reason (other than a Merger Event as a result of which the shares of common stock underlying the Options are listed or quoted on The New York Stock Exchange, The American Stock Exchange or the NASDAQ Global Select Market (or their respective successors) (the “Successor Exchange”)) and are not immediately re-listed or quoted as of the date of such de-listing on the Successor Exchange.

(b) Counterparty amends, modifies, supplements or waives any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the prior consent of Bank.

(o)	Setoff. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise. Notwithstanding anything to the contrary in the Equity Definitions, Counterparty shall have no obligation to make any delivery or payment to Bank (i) pursuant to Section 9.7 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement.

(p)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of this Transaction, an amount is payable by Bank to Counterparty (i) pursuant to Section 9.7 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty may request Bank to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) (except that Counterparty shall not make such an election in the event of a Nationalization or Insolvency or a Merger Event, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, or an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement in each case that resulted from an event or events outside Counterparty’s control) and shall give irrevocable telephonic notice to Bank, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local time on the Merger Date, the date of the occurrence of the Nationalization or Insolvency or the Early Termination Date, as applicable; provided that if Counterparty does not validly request Bank to satisfy its Payment Obligation by the Share Termination Alternative, Bank shall have the right, in its sole discretion, to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s election to the contrary. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in Section 6(e) with respect to (i) this Transaction and (ii) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement. For the avoidance of doubt, the parties agree that in calculating the Payment Obligation the Determining Party may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Alternative:	Applicable and means that Bank shall deliver to Counterparty the Share Termination Delivery Property on the date when the Payment Obligation would otherwise be due pursuant to Section 9.7 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Bank of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Bank at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	One Share or, if a Merger Event has occurred and a corresponding adjustment to this Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If this Transaction is to be Share Termination Settled, the provisions of Sections 6.6, 6.7, 6.8, 6.9 and 6.10 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Settlement is applicable to this Transaction.

(q)	Governing Law. New York law (without reference to choice of law doctrine).

(r)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(s)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Bank, the Shares (“Hedge Shares”) acquired by Bank for the purpose of hedging its obligations pursuant to this Transaction cannot be sold in the public market by Bank without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Bank to sell the Hedge Shares in a registered offering, make available to Bank an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Bank, substantially in the form of an underwriting agreement for a registered secondary offering; provided however, that if Bank, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Bank to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Bank (in which case, the Calculation Agent shall make any adjustments to the terms of this Transaction which are necessary, in its reasonable judgment, to compensate Bank for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Bank at the Closing Price on such Trading Days, and in the amounts, requested by Bank.

(t)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(u)	Status of Claims in Bankruptcy. Bank acknowledges and agrees that this Confirmation is not intended to convey to Bank rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Bank’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Bank’s rights in respect of any transactions other than the Transaction.

(v)	Securities Contract; Swap Agreement. The parties hereto intend for: (a) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code; (b) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; and (c) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(w)

Additional Provisions. Counterparty covenants and agrees that, as promptly as practicable following the public announcement of any consolidation, merger and binding share exchange to which Counterparty is a party, or any sale of all or substantially all of Counterparty’s assets, in each case pursuant to which the Shares will be converted into cash, securities or other property, Counterparty shall notify Bank in writing of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning an executed copy to [                                        ].

Very truly yours,

Authorized Signatory

Accepted and confirmed

as of the Trade Date:

SBA COMMUNICATIONS CORPORATION

By:
Authorized Signatory
Name: